Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on July 25, 2008, effective as of July 25, 2008 (the Effective Date”), between DaVita, Inc., a Delaware corporation (the “Company”), and Kent J. Thiry (the “Executive”).

WHEREAS, the Executive is currently employed as Chairman of the Board and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of October 18, 1999, and as subsequently amended (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 4 hereof, shall end on July 25, 2011 (the “Initial Term”); provided that the term of this Agreement shall be extended automatically for one additional year as of each anniversary of the Effective Date, commencing with the second anniversary of the Effective Date, unless no later than 90 days prior to any such renewal date either the Board of Directors of the Company (the “Board”), on behalf of the Company, or the Executive gives written notice to the other that the term of this Agreement shall not be so extended. The Initial Term and any extension of the Initial Term pursuant to this Section 1 shall be referred to herein as the “Employment Period.”

2. Positions and Duties; Responsibilities. (a) Positions and Duties. The Company shall employ the Executive during the Employment Period as its Chairman of the Board and as its Chief Executive Officer. The Executive shall report to the Board. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries.

(b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the authority and responsibility for the management, operation and overall conduct of the business of the Company. The Executive shall also perform such other duties (not inconsistent with the positions of Chairman of the Board and Chief Executive Officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.

3. Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $1,050,000 per annum, payable in accordance with the Company’s executive payroll policy. Such base salary shall be reviewed annually, and shall be subject to such increases (and not decreases), if any, as determined by the Compensation Committee of the Board. The Executive’s annual base salary in effect from time to time under this Section 3(a) is hereinafter referred to as “Base Salary.”

(b) Annual Incentive Bonus. During the Employment Period, the Executive shall be entitled to participate in the Company’s Executive Incentive Plan or other annual bonus plan for senior executives (the “Incentive Plan”) in accordance with the terms of such plan. The target incentive bonus opportunity for the Executive for each fiscal year under the Incentive Plan shall be equal to 100% of the Executive’s Base Salary in effect at the beginning of such fiscal year; provided that amount of the Executive’s bonus for a fiscal year may exceed 100% of the Executive’s Base Salary in effect at the beginning of such fiscal year if target performance goals for the fiscal year are exceeded. The actual incentive bonus payable for any year shall be based upon objective criteria established and approved by the Compensation Committee of the Board, which shall be similar to those applicable to other senior executives of the Company.

(c) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policies and to receive all fringe benefits and perquisites as are from time to time made generally available to senior executives of the Company.

(d) Stock Options and Stock Appreciation Rights. During the Employment Period, the Executive shall be eligible to receive annual grants of stock options and/or stock appreciation rights (“SARs”) under the Company’s 2002 Equity Compensation Plan (or a successor plan) with respect to such number of shares of Company common stock and with such terms and conditions established and approved by the Compensation Committee of the Board, which shall be similar to those applicable to other senior executives of the Company.

(e) Restricted Stock Units. During the Employment Period, the Executive shall be eligible to receive annual grants of restricted stock units under the Company’s 2002 Equity Compensation Plan (or a successor plan) with respect to such number of shares of Company common stock and with such financial performance requirements and other terms and conditions established and approved by the Compensation Committee of the Board, which shall be similar to those applicable to other senior executives of the Company.

(f) Other Long-Term Incentives. During the Employment Period, the Executive shall be eligible to participate in any other long-term incentives in which other senior executives of the Company participate.

(g) Expense Reimbursement. The Company shall reimburse the Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by the Executive during the Employment Period in the performance of the Executive’s duties hereunder.

4. Termination. (a) Death. Upon the death of the Executive, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i) accrued Base Salary through and including the Executive’s date of death;

(ii) the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Executive’s termination of employment occurs;

(iii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company; and

(iv) the treatment of the options, SARs, restricted stock units and any other long-term incentives granted to the Executive in accordance with the terms thereof.

(b) Disability. The Company may, at its option, terminate the Executive’s employment upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i) accrued Base Salary through and including the effective date of the Executive’s termination of employment;

(ii) the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the Executive’s termination of employment occurs;

(iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and

(iv) the treatment of the options, SARs, restricted stock units and any other long-term incentives granted to the Executive in accordance with the terms thereof.

In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician mutually agreed upon by the Board and the Executive. The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c) Cause. (i) The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive. Any such termination shall be authorized by the Board.

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A) the Executive’s conviction of a felony;

(B) any act of fraud or dishonesty by the Executive resulting or intended to result in personal enrichment at the Company’s expense;

(C) repeated failure or refusal by the Executive to follow policies established by the Board or written directives of the Board, that is not corrected within 30 days after notice of such failure or refusal, and that is material and willful and has a material adverse effect on the Company’s business; or

(D) material breach by the Executive of this Agreement, that is not corrected within 30 days after notice of such breach.

(iii) The exercise of the right of the Company to terminate the Executive’s employment under this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv) If the Company terminates the Executive’s employment for Cause, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof.

(d) Termination Without Cause. (i) The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive’s employment for any such reason, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof, inclusive;

(B) a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Incentive Plan for the fiscal year in which the Executive’s termination of employment occurs) through and including the Executive’s date of termination;

(C) an amount equal to the product of (x) three, and (y) the sum of the Base Salary and the Prior Bonus (as defined below), which shall be payable in a lump sum within the 90 days following the Executive’s termination of employment, subject to satisfaction of Sections 6 and 7 hereof;

(D) if the Executive has been employed by the Company for at least ten years on the date of the Executive’s termination pursuant to this Section 4(d)(i), 50% of any unvested stock options, stock appreciation rights and restricted stock units held by the Executive on the date of the Executive’s termination shall become vested, and the remaining unvested stock options, stock appreciation rights and restricted stock units may continue to vest, contingent upon the Executive’s completion of any consulting, board service, or other projects on behalf of the Company as may be determined by the Board;

(E) the use of an office and the services of an administrative assistant for the lesser of 36 months or until the Executive obtains other full-time employment; and

(F) continued health insurance coverage, at the rates charged by the Company to active senior executives of the Company, for the lesser of 36 months or until comparable coverage is available to the Executive from another employer.

As used in this Agreement, the term “Prior Bonus” shall mean the average of the annual incentive bonus earned under the Incentive Plan (including any bonus earned and payable but not yet paid) for the last two full fiscal years before the fiscal year in which the Executive’s employment was terminated.

(ii) In the event that, prior to the date on which the Executive attains age 62, the Board gives the Executive a notice pursuant to Section 1 hereof that the term of this Agreement shall not be extended, upon the termination of the Executive’s employment at the end of the Employment Period the Executive shall be entitled to:

(A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof, inclusive;

(B) a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Incentive Plan for the fiscal year in which the Executive’s termination of employment occurs) through and including the Executive’s date of termination;

(C) an amount equal to the product of (x) one and one-half, and (y) the sum of the Base Salary and the Prior Bonus, which shall be payable in a lump sum within the 90 days following the Executive’s termination of employment, subject to satisfaction of Sections 6 and 7 hereof;

(D) if the Executive has been employed by the Company for at least ten years on the date of the Executive’s termination pursuant to this Section 4(d)(ii), 50% of any unvested stock options, stock appreciation rights and restricted stock units held by the Executive on the date of the Executive’s termination shall become vested, and the remaining unvested stock options, stock appreciation rights and restricted stock units may continue to vest, contingent upon the Executive’s completion of such consulting, board service, or other projects on behalf of the Company as may be determined by the Board;

(E) the use of an office and the services of an administrative assistant for the lesser of 36 months or until the Executive obtains other full-time employment; and

(F) continued health insurance coverage, at the rates charged by the Company to active senior executives of the Company, for the lesser of 36 months or until comparable coverage is available to the Executive from another employer.

(e) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with the Company for any reason. If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof. The Executive’s resignation, without the consent of the Board, from either his position as Chairman of the Board or his position as Chief Executive Officer shall constitute a voluntary termination of employment by the Executive under this Section 4(e).

(f) Termination for Good Reason. (i) Upon 30 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with Good Reason (as hereinafter defined). If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iv) hereof, inclusive;

(B) a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Incentive Plan for the fiscal year in which the Executive’s termination of employment occurs) through and including the Executive’s date of termination;

(C) an amount equal to the product of (x) three, and (y) the sum of the Base Salary and the Prior Bonus, which shall be payable in a lump sum within the 90 days following the Executive’s termination of employment, subject to satisfaction of Sections 6 and 7 hereof;

(D) if the Executive has been employed by the Company for at least ten years on the date of the Executive’s termination pursuant to this Section 4(f), 50% of any unvested stock options, stock appreciation rights and restricted stock units held by the Executive on the date of the Executive’s termination shall become vested, and the remaining unvested stock options, stock appreciation rights and restricted stock units may continue to vest, contingent upon the Executive’s completion of any consulting, board service, or other projects on behalf of the Company as may be determined by the Board;

(E) the use of an office and the services of an administrative assistant for the lesser of 36 months or until the Executive obtains other full-time employment; and

(F) continued health insurance coverage, at the rates charged by the Company to active senior executives of the Company, for the lesser of 36 months or until comparable coverage is available to the Executive from another employer.

(ii) As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Executive, any one or more of the following, provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason:

(A) the assignment to the Executive of any duties inconsistent in any material and adverse respect with the Executive’s then current duties and responsibilities;

(B) the material and adverse change in the Executive’s titles or positions;

(C) reduction in the Executive’s Base Salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the Company and takes effect prior to a Change in Control (as hereinafter defined); or

(D) any material breach by the Company of this Agreement, that is not corrected within 30 days after notice of such breach.

(iii) As used in this Agreement, the term “Change in Control” means:

(A) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(B) consummation of any merger or consolidation in which the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the corporation resulting from such merger or consolidation, or, if applicable, the ultimate parent corporation of such corporation, or

(C) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board, or

(D) consummation of any transaction in which all or substantially all of the Company’s assets are sold, or

(E) the approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that no transaction contemplated by clauses (A) through (D) above shall constitute a Change of Control if the person acting as the Chief Executive Officer of the Company for the twelve (12) months prior to such transaction continues as the Chief Executive Officer or Executive Chairman of the Board of Directors of the Company or becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than twelve (12) months following the transaction, and further provided, that in the event that the person acting as the Chief Executive Officer of the Company for the twelve (12) months prior to such transaction ceases to be Chief Executive Officer or Executive Chairman of the Board of Directors of the Company or of the Acquiror during the twelve (12) months following the transaction, a Change of Control shall be deemed to have occurred on the date on which such person ceases to be Chief Executive Officer or Executive Chairman of the Board of Directors.

(g) Definition of Termination of Employment. For purposes of this Agreement, the Executive’s termination of employment shall mean the Executive’s “separation from service”, as defined in Treasury Regulation §1.409A-1(h) (without regard to any permissible alternate definition thereunder).

5. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6. Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. The Executive agrees that during the period of the Executive’s employment with the Company and for a period of two years thereafter (the “Noncompetition Period”), the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or being planned by, the Company or any of its subsidiaries as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business. Nothing in this Section 6(b) shall prohibit the Executive from serving on any civic or industry board.

(c) Nonsolicitation. The Executive further agrees that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(d) Exceptions. Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 6.

7. Confidentiality. (a) Executive acknowledges and agrees that: (i) in the course of his employment or continued employment by the Company, it will or may be necessary for Executive to create, use or have access to (A) technical, business, or customer information, materials, or data relating to the Company’s present or planned business which has not previously been released to the public with the Company’s authorization, including, but not limited to, confidential information, materials or proprietary data belonging to the Company or relating to the Company’s affairs (collectively, “Confidential Information”) and (B) information and materials that concern the Company’s business that come into Executive’s possession by reason of employment with the Company (collectively, “Business Related Information”); (ii) all Confidential Information and Business Related Information are the property of the Company; (iii) the use, misappropriation or disclosure of any Confidential Information or any Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that all Confidential Information and Business Related Information be kept confidential and that Executive not disclose any Confidential Information or Business Related Information to others or use any Confidential Information or Business Related Information to Executive’s own advantage or the advantage of others.

(b) In recognition of the acknowledgments contained in Section 7(a) above, Executive agrees that, during the period when the Executive is performing services for the Company in any capacity and for a period of two years thereafter, or such earlier date on which the Confidential Information and Business Related Information becomes publicly available (otherwise than through breach by Executive), Executive shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for the Company, its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company’s organization at any time, either during employment with the Company or subsequent to the termination of employment with the Company for any reason, any Confidential Information or Business Related Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to the Company; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Executive’s control, to any person, firm or corporation, or use directly or indirectly, for Executive’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

8. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6 or 7 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of California in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

9. Representations. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by the Executive, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

10. Survival. This Agreement shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period.

11. Dispute Resolution. (a) Mediation. Except as otherwise set forth in Section 8 hereof, in the event of any dispute concerning Executive’s employment by the Company, whether or not relating to this Agreement, the Executive and the Company shall first attempt to resolve such dispute through mediation as provided in this Section 11(a); provided, however, that neither party shall be required to utilize such mediation procedures to the extent that injunctive relief is being sought by a party in the good faith belief that an immediate remedy is required to avoid irreparable injury to such party. Except as otherwise provided in the proviso to the immediately preceding sentence, in the event that either party desires to resolve a dispute concerning the Executive’s employment by the Company, such party shall first give written notice to the other party identifying the nature of the dispute. The parties shall then promptly (and, in any event, within ten (10) business days of the giving of notice of a dispute) engage the services of an impartial, experienced employment mediator (the “Mediator”) under the auspices of JAMS/Endispute (or such other mediation service as the parties may mutually select) in Los Angeles County, California and shall promptly schedule a mediation session with the Mediator which is not later than forty five (45) days after the date of the selection of the Mediator. The Mediator shall conduct a one-day mediation session, attended by both parties and their counsel, in an attempt to informally resolve the dispute. By oral or written agreement of both parties, follow-up or additional mediation sessions may be scheduled, but neither party shall be required to participate in more than one day of mediation. Neither party shall be required to submit briefs or position papers to the Mediator, but both parties shall have the right to do so, subject to such rules and procedures as the Mediator may establish in his or her sole discretion. Except as otherwise agreed by the parties, all written submissions to the Mediator shall remain confidential as between the submitting party and the Mediator. The mediation process shall be treated as a settlement negotiation and no evidence introduced or statements made in the mediation process may be used in any way by either party or any other person in connection with any subsequent litigation or other legal proceedings (except to the extent independently obtained through discovery in such litigation or proceedings) and the disclosure of any privileged information to the Mediator shall not operate as a waiver of the privilege with respect to such information. Each party shall bear all of its own costs, attorneys’ fees and expenses related to preparing for and attending any mediation conducted under this Agreement. The fees and expenses of the Mediator and the mediation service used, if any, shall be borne equally by the Company and the Executive, and will be borne exclusively by the Company when such is required by law.

(b) Arbitration. Except as otherwise set forth in Section 8 hereof, in the event that a dispute concerning Executive’s employment by the Company, whether or not relating to this Agreement, is not resolved pursuant to the mediation process described in Section 11(a), such dispute shall be settled by final and binding arbitration in Los Angeles, California administered by the American Arbitration Association, with any such dispute arising under this Agreement being so administered in accordance with its Employment Dispute Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Adequate discovery will be permitted by the arbitrator consistent with applicable law and the objectives of the arbitration. The arbitrator shall apply California and federal substantive law, including any applicable statutes of limitation. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and may award the prevailing party legal fees and expenses and arbitration fees and expenses that are incurred by the prevailing party if the substantive law at issue, or other applicable law, permits. Either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The award of the arbitrator, which shall be in writing summarizing the basis for the decision, shall be final and binding upon the parties and subject only to limited review as required by law. To the extent required by law, the Company shall pay the fees and costs of the arbitrator that exceed those normally incurred in the filing of a lawsuit in court. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

12. Delay of Payments. In the event that any payment to be made to the Executive hereunder within six months following the Executive’s termination of employment as a result of the Executive’s termination of employment would be subject to a penalty tax under Section 409A of the Internal Revenue Code of 1986, such payment shall be delayed and paid to the Executive in the seventh calendar month following the calendar month in which the Executive’s termination of employment occurs.

13. Indemnification. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive’s rights under this Section 13 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to the Company, to:

DaVita Inc.

601 Hawaii Street

El Segundo, CA 90245

Attention:

with a copy to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Attention: John M. O’Hare, Esq.

If to the Executive, to the last known mailing address for the Executive contained in the records of the Company.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Certain Additional Payments by the Company.

(a) In the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 16(c), all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination, and in no event later than the end of the calendar year following the calendar year in which the Executive pays the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the

Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 16(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim;

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(3) cooperate with the Company in good faith in order effectively to contest such claim; and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the

Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the shall (subject to the Company’s complying with the requirements of Section 16(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof or thereof and supersedes and preempts the Prior Employment Agreement and any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

18. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

19. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DAVITA INC.

By:	/s/ Joseph Schohl
Name:	Joseph Schohl
Title:	Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Kent J. Thiry
Kent J. Thiry